EXHIBIT 99.1

FOR MORE INFORMATION, CONTACT:

Ms. Kelly Love, CFA

Director of Investor Relations

Inet Technologies, Inc.

(469) 330-4171

INET TECHNOLOGIES REPORTS SOLID THIRD QUARTER PERFORMANCE

Company Reports Year-over-Year and Sequential Growth in

Revenues and Net Income

Richardson, Texas – October 21, 2003 – Inet Technologies, Inc. (NASDAQ: INTI), a leading global provider of communications software products that enable communications carriers to more strategically and profitably operate their businesses, today reported financial results for its third quarter ended September 30, 2003.

Revenues for the three months ended September 30, 2003 were $26.0 million versus revenues of $25.5 million in the second quarter of 2003 and $23.2 million in the third quarter of 2002. The Company reported net income of $2.8 million, or $0.07 per diluted share, for the third quarter of 2003, compared to net income of $2.3 million, or $0.06 per diluted share, for the second quarter of 2003 and net income of $0.8 million, or $0.02 per diluted share, for the third quarter of 2002.

“We are extremely pleased to report third quarter results that reflect solid year-over-year and sequential growth in revenues and net income,” said Elie Akilian, president and chief executive officer of Inet. “We continue to make great strides in executing our strategy. Based on customer feedback and wins to date, we believe we are emerging as a leading provider of mobile data solutions. Our broad product portfolio coupled with our technological leadership position us well to capitalize on the growth opportunities offered by the emergence of mobile data and voice-over-packet networks and technologies.”

For the nine months ended September 30, 2003, revenues were $76.5 million versus revenues of $76.9 million for the nine months ended September 30, 2002. Net income for the nine months ended September 30, 2003 was $8.3 million, or $0.21 per diluted share, compared to net income of $4.9 million, or $0.10 per diluted share, for the nine months ended September 30, 2002.

-more-

During the third quarter of 2003, the Company had three customers that each accounted for more than 10 percent of total revenues – a domestic wireline carrier accounted for approximately 21 percent of total revenues and two international wireline carriers each accounted for approximately 18 percent of total revenues for the quarter. Revenues from the top 10 customers in the third quarter represented approximately 71 percent of total revenues. The Company expects to continue to have one to three 10 percent customers in most quarters and for the top 10 customers in each quarter to generate between 50 and 80 percent of total revenues. For the nine months ended September 30, 2003, revenues from wireless providers represented approximately 31 percent of total revenues.

Financial Guidance

The Company provided the following financial guidance for its fourth quarter ending December 31, 2003 and for the year ending December 31, 2004. The following guidance is based on current expectations. This guidance is forward-looking and actual results may differ materially.

	Quarter Ending December 31, 2003	Year Ending December 31, 2004
Revenues	$26.4 to $27.2 million	$112 to $117 million
Gross margin	64% to 66%	67% to 71%
Quarterly operating margin	14% to 17%	14% to 22%
EPS	$0.07 to $0.08	$0.36 to $0.38

The wide range in the guidance for quarterly operating margins during 2004 reflects the operating leverage we expect as we begin to grow our revenues throughout 2004. In the fourth quarter of 2003, the Company expects its tax rate to mirror its year-to-date rate of approximately 30 percent, and for 2004 expects its tax rate to range from 30 to 31 percent. The diluted share count is expected to range from the mid-39 million level to approximately 41 million between the fourth quarter of 2003 and the end of 2004.

“Our strong visibility of future project implementations is what gives us the confidence to resume providing financial guidance,” said Jeff Kupp, chief financial officer of Inet. “The growth we have projected for next year is based on our healthy sales pipeline, which has been growing in recent quarters, and discussions we have had with certain of our key customers regarding spending levels for next year. Our projections do not assume any change in overall carrier capital spending levels for 2004.”

-more-

Secondary Stock Offering

In October 2003, the Company successfully completed an underwritten secondary public stock offering of 8,958,000 shares of common stock. All of the shares were offered by two of the Company’s founders, Elie S. Akilian, its president, chief executive officer and director, and Samuel S. Simonian, its chairman of the board. The offering was managed by Morgan Stanley as sole bookrunner and Raymond James & Associates, Inc.

“The secondary offering helped us achieve a number of goals that we have hoped to address since becoming a public company,” said Mr. Kupp. “We were able to increase the public float from approximately 34 percent to 59 percent. We believe that the increased public float will improve the liquidity of our stock, which will benefit existing stockholders and help attract potential stockholders. The offering also gave us an opportunity to share the Inet story with a number of new investors and, as a result, we successfully broadened our base of stockholders.”

About Inet Technologies, Inc.

Founded in 1989, Inet Technologies is a global provider of communications software products that enable communications carriers to more strategically and profitably operate their businesses. Our Unified AssuranceTM Solution and our Diagnostics products help our customers reduce capital and operating expenditures, improve customer acquisition and retention rates, protect and grow revenues, and more quickly and effectively develop products or services. Using our Unified Assurance Solution products, communications carriers are able to simultaneously manage their voice and data services at the network, service and customer layers to detect network and service problems in real time, enabling proactive identification of specific customers impacted by network or service issues. Our Diagnostics products assist communications carriers and equipment manufacturers in quickly and cost-effectively designing, deploying and maintaining current- and next-generation networks and network elements. Inet is headquartered in Richardson, Texas and has approximately 479 employees worldwide. Inet is an ISO 9001 registered company. For more information, visit Inet on the Web at www.inet.com.

Inet Technologies and Unified Assurance are trademarks of Inet Technologies, Inc. All other trademarks or registered trademarks belong to their respective owners.

-more-

This release contains forward-looking statements, including statements regarding our business prospects, our anticipated future financial results, anticipated benefits of the recent secondary stock offering and the anticipated results of some of our product and operating strategies. Such forward-looking statements involve risks and uncertainties. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are the effects of a further general economic slowdown, any further slowdown in telecommunications spending, consolidations or bankruptcies involving our current or prospective customers, unforeseen changes in anticipated expenses or revenues, challenges associated with operating internationally, delays in implementation of our products, product development and introduction delays, increased competition, any reduction in demand for our products and solutions and other factors detailed in Inet’s filings with the Securities and Exchange Commission, including our Current Report on Form 8-K filed with the SEC on September 18, 2003.

-more-

INET TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	September 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$168,742	$189,076
Trade accounts receivable, net	7,487	10,211
Unbilled receivables	33	155
Inventories	6,615	7,458
Deferred income taxes	907	850
Other current assets	6,999	4,909

Total current assets	190,783	212,659
Property and equipment, net	12,353	15,215
Other assets	586	300

Total assets	$203,722	$228,174

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,761	$1,078
Accrued compensation and benefits	2,651	4,113
Deferred revenues	19,496	18,323
Income taxes payable	508	1,953
Other accrued liabilities	5,190	4,733

Total current liabilities	29,606	30,200
Deferred income taxes	149	18
Commitments and contingencies
Common stock	47	47
Additional paid-in capital	76,012	75,075
Unearned compensation	(310)	(407)
Retained earnings	131,545	123,241
Treasury stock	(33,327)	—

Total stockholders’ equity	173,967	197,956

Total liabilities and stockholders’ equity	$203,722	$228,174

-more-

INET TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Revenues:
Product and license fees	$18,072	$16,569	$53,360	$56,805
Services	7,962	6,587	23,188	20,066

Total revenues	26,034	23,156	76,548	76,871
Cost of revenues:
Product and license fees	4,717	6,975	13,955	21,178
Services	3,743	3,008	11,213	9,473

Total cost of revenues	8,460	9,983	25,168	30,651

Gross profit	17,574	13,173	51,380	46,220
Operating expenses:
Research and development	7,412	7,026	22,354	22,776
Sales and marketing	3,889	3,642	11,012	12,506
General and administrative	2,456	1,829	6,936	5,967
Restructuring costs	—	224	—	224

	13,757	12,721	40,302	41,473

Income from operations	3,817	452	11,078	4,747
Other income (expense):
Interest income	290	654	1,088	2,009
Other income (expense)	(140)	(31)	(249)	203

	150	623	839	2,212

Income before provision for income taxes	3,967	1,075	11,917	6,959
Provision for income taxes	1,189	269	3,613	2,088

Net income	$2,778	$806	$8,304	$4,871

Earnings per common share:
Basic	$0.07	$0.02	$0.21	$0.10

Diluted	$0.07	$0.02	$0.21	$0.10

Weighted-average shares outstanding:
Basic	38,612	47,011	39,129	46,913

Diluted	39,238	47,043	39,461	47,018

-more-

INET TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Nine months ended September 30,
	2003	2002
Cash flows from operating activities:
Net income	$8,304	$4,871
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,282	5,329
Stock compensation	206	—
Deferred income taxes	74	638
Changes in operating assets and liabilities:
Decrease in trade accounts receivable	2,724	922
Decrease in unbilled receivables	122	1,561
Decrease in income taxes receivable	—	701
Decrease in inventories	843	4,838
Increase in other assets	(2,376)	(239)
Increase in accounts payable	683	1,520
Decrease in taxes payable	(962)	—
Increase (decrease) in accrued compensation and benefits	(1,462)	606
Increase (decrease) in deferred revenues	1,173	(5,402)
Increase in other accrued liabilities	957	1,428

Net cash provided by operating activities	15,568	16,773

Cash flows from investing activities:
Purchases of property and equipment	(2,920)	(1,554)

Net cash used in investing activities	(2,920)	(1,554)

Cash flows from financing activities:
Repurchase of common stock	(35,553)	—
Proceeds from issuance of common stock upon exercise of stock options and purchases under employee stock purchase plan	2,571	1,603

Net cash provided by (used in) financing activities	(32,982)	1,603

Net (decrease) increase in cash and cash equivalents	(20,334)	16,822
Cash and cash equivalents at beginning of period	189,076	154,889

Cash and cash equivalents at end of period	$168,742	$171,711

-more-

INET TECHNOLOGIES, INC.

ADDITIONAL FINANCIAL INFORMATION

(Unaudited)

The following table presents additional financial information about Inet Technologies, Inc. for the three months ended September 30, 2003; June 30, 2003; March 31, 2003; December 31, 2002 and September 30, 2002, respectively.

	9/30/03	6/30/03	3/31/03	12/31/02	9/30/02
Cash (in 000s)	$168,742	$162,312	$163,139	$189,076	$171,711

Days sales outstanding (with unbilled)	27	50	43	38	57

Inventory (in 000s):
Raw materials	$2,856	$2,765	$3,268	$3,774	$4,489
WIP	90	412	154	445	1,212
Finished goods	3,669	3,592	5,003	3,239	1,915

	$6,615	$6,769	$8,425	$7,458	$7,616

Inventory turns	5.1	5.7	3.4	4.6	5.2

Total employees:	479	475	472	470	480
R&D	243	242	246	247	249
Support/Integration	124	122	121	121	126
Sales and marketing	69	66	61	62	64
General and administrative	43	45	44	40	41

Margins and operating expenses
as a % of total revenues:
Gross margin – total	67.5%	62.2%	71.8%	65.3%	56.9%
Gross margin – product & license fees	73.9	64.3	83.4	68.9	57.9
Gross margin – services	53.0	57.1	44.6	56.4	54.3
Research and development	28.5	28.5	30.7	28.2	30.3
Sales and marketing	14.9	14.2	14.0	16.0	15.7
General and administrative	9.4	8.1	9.7	8.1	7.9
Operating income margin	14.7	11.4	17.4	13.1	2.0
Net income margin	10.7	8.9	13.0	10.9	3.5

Operating cash flow (in 000s)	$5,642	$116	$9,810	$18,099	$288

Capital expenditures (in 000s)	$666	$1,322	$932	$735	$241

Common stock outstanding (in 000s)	38,722	38,436	38,362	47,158	47,073

Revenues from international markets:	63%	72%	81%	71%	66%
EMEA	53%	61%	71%	63%	59%
Asia/Pacific	8%	9%	8%	5%	5%
Other	2%	3%	2%	3%	2%

Top 10 customers as % of total revenues	71%	60%	69%	71%	67%

###